Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement Form N-2 (Post-Effective Amendment No. 12 to Form No. 333-140822; Amendment No.13 to Form No. 811-21831) of Morgan Stanley Alternative Investment Partners Absolute Return Fund STS of our reports dated February 26, 2010, included in the 2009 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 26, 2010